UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Schedule 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

EDTECHX HOLDINGS ACQUISITION CORP. II

(Name of Registrant as Specified In Its Charter)

_____________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

EDTECHX HOLDINGS ACQUISITION CORP. II
c/o IBIS Capital Limited
22 Soho Square
London, W1D 4NS United Kingdom

PROXY STATEMENT SUPPLEMENT

May 20, 2022

TO THE STOCKHOLDERS OF EDTECHX HOLDINGS ACQUISITION CORP. II:

This is a supplement (this “Supplement”) to the definitive proxy statement of EdtechX Holdings Acquisition Corp. II (the “Company”), dated May 3, 2022 (the “Proxy Statement”), that was sent to you in connection with the Company’s special meeting of stockholders scheduled for 1:30 p.m., EDT, on June 2, 2022, virtually, at https://www.cstproxy.com/edtechxcorp/2022.

At the special meeting, the Company’s stockholders will be asked to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which the Company has to consummate an initial business combination (the “Extension”) from June 15, 2022 to December 15, 2022 (the “Extended Date”).

IBIS Capital Sponsor II LLC and IBIS Sponsor II EdtechX LLC, limited liability companies affiliated with certain of the Company’s officers and directors (collectively, the “sponsors”), have agreed that if the Extension Amendment is approved, they or their affiliates will lend to the Company for every month of the Extension that is needed to consummate a business combination the lesser of an aggregate of (i) $100,000 and (ii) $0.033 per share for each public share that is not converted in connection with the stockholder vote to approve the Extension (such loans being referred to herein as the “Contributions”). Accordingly, if more than 3,000,000 public shares remain outstanding after conversions in connection with this Extension, then the amount paid per share will be reduced proportionately. For example, if no public shares seek conversion, an aggregate of $600,000 would be contributed and the aggregate per-share amount contributed for the entire six-month extension would be approximately $0.05 per share.

Each Contribution will be deposited in the trust account established in connection with the Company’s initial public offering on or prior to the 15th day of each month during the Extension with the first Contribution being deposited on or prior to June 15, 2022. The funds in the trust account, including any Contributions, will be invested in treasury bills at prevailing interest rates. The sponsors will not make the Contributions unless the Extension Amendment is approved and the Extension is completed. The Contributions will not bear any interest and will be repayable by the Company to the sponsors or their affiliates upon consummation of an initial business combination. The loans will be forgiven if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the Company’s trust account.

Only holders of record of the Company’s common stock at the close of business on April 26, 2022, which is the record date for the special meeting, are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. As of the close of business on April 26, 2022, there were 14,375,000 shares of common stock issued and outstanding and entitled to vote. Each share is entitled to one vote per share at the special meeting.

All holders of public shares, regardless of whether they vote for or against the Extension Amendment or do not vote at all or are not a holder of record on the record date, may elect to convert their public shares into their pro rata portion of the trust account if the Extension is implemented. The Company estimates that the per-share pro rata portion of the trust account will be approximately $10.15 at the time of the special meeting. The closing price of the Company’s common stock as of May 17, 2022 was $10.12. Accordingly, if the market price were to remain the same until the date of the meeting, exercising conversion rights would result in a public stockholder receiving approximately $0.03 more than if the stockholder sold such shares in the open market. However, the actual market price on the redemption date may be higher or lower than the per share pro rata portion of the trust account on such date. The Company cannot assure stockholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares.

To demand conversion, you must either physically tender your stock certificates to Continental Stock Transfer & Trust Company, the Company’s transfer agent, at Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004, Attn: Mark Zimkind, mzimkind@continentalstock.com, no later than two business days prior to the vote for the Extension Amendment Proposal or deliver your shares to the transfer agent electronically no later than two business days prior to the vote for the Extension Amendment Proposal using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares. You will only be entitled to receive cash in connection with a conversion of these shares if you continue to hold them until the effective date of the Extension.

If you previously tendered your shares for conversion and decide prior to the vote at the special meeting that you do not want to convert your shares, you may withdraw the tender. If you delivered your shares for conversion to the Company’s transfer agent, you may request that the Company’s transfer agent return the shares (physically or electronically). You may make such request by contacting the Company’s transfer agent at the address listed above.

Before you vote you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the Extension. If you have questions about the Extension or if you need additional copies of this Supplement, the Proxy Statement, or the proxy card you should contact:

EdtechX Holdings Acquisition Corp. II
c/o IBIS Capital Limited
22 Soho Square
London, W1D 4NS United Kingdom
Attn: Benjamin Vedrenne-Cloquet
Telephone: (44) 207 070 7080

or

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

By Order of the Board of Directors

/s/ Charles McIntyre
Charles McIntyre Chairman

As previously announced, on May 16, 2022, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) by and among the Company, EXHAC Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), EXHAC Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and zSpace Inc., a Delaware corporation (the “zSpace”). Pursuant to the Merger Agreement, the parties will enter into a business combination transaction by which (i) Merger Sub I will merge with and into zSpace, with zSpace being the surviving entity of the merger, and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “First Merger”) and (ii) following the First Merger, zSpace will merge with and into Merger Sub II (the “Second Merger”) with Merger Sub II being the surviving company of the Second Merger.

You are not being asked to vote any proposed business combination at this time. If the Extension is implemented and you do not elect to convert your public shares, you will retain the right to vote on any proposed business combination when it is submitted to stockholders to the extent you remain a stockholder at the applicable time and you will retain the right to have your public shares redeemed for a pro rata portion of the trust account in the event a proposed business combination is approved and completed or the Company has not consummated a business combination by the Extended Date.

Neither the Securities and Exchange Commission nor any state securities commission has determined if the Proxy Statement, as supplemented by this Supplement, is accurate or complete. Any representation to the contrary is a criminal offense.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against each of the proposals.

This Supplement is dated May 20, 2022 and is first being mailed to stockholders of the Company on or about such date.

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